Exhibit 99.1

NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES
FISCAL YEAR 2011 FIRST QUARTER RESULTS
GREEN BAY, WI (February 10, 2011)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leading provider of branded contract wet and dry wipes converting in North America and a leader in specialty printing services and business imaging products, today announced that its sales for the first quarter of fiscal year 2011, which ended December 31, 2010, were $24,161,000, up 21% from sales for the first quarter of fiscal year 2010. Net loss per diluted share for the first quarter of fiscal 2011 was $0.04 per share compared to $0.03 net loss per diluted share for the first quarter of fiscal 2010.
In commenting on the results, Louis LeCalsey, Tufco’s President and CEO said, “Though we are showing significant sales growth, that number is impacted as our product mix has a larger materials content and the pass through of these material costs, while increasing sales, does not increase profitability.”
“We see demand increasing in Contract Manufacturing from both existing customers and new customers. Our expanded product and service offerings as well as our targeted new market channels are showing positive results.”
“In Business Imaging, we are concentrating on, and executing the expansion of our customer base. We are seeing an increase in paper pricing coupled with competitive supply increases, creating pricing pressure in the face of higher cost.”

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.
Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2011 results in comparison to fiscal 2010 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as the Company’s ability to increase sales, changes in customer demand for its products, cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, its ability to meet competitors’ prices on products to be sold under these production agreements, the effects of the economy in general, including the current economic downturn, the Company’s ability to refinance or replace its line of credit, which expires January 31, 2012, the Company’s inability to benefit from any general economic improvements, material increases in the cost of raw materials, competition in the Company’s product areas, the ability of management to successfully reduce operating expenses including labor and waste costs in relation to net sales, the Company’s ability to increase sales and earnings as a result of new projects, including its canister line introduced in 2009, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to continue to produce new products, the Company’s ability to return to profitability and then continue to improve profitability, the Company’s ability to successfully attract new customers through its sales initiatives and strengthening its new business development efforts, and the Company’s ability to improve the run rates for its products. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO Tufco Technologies, Inc. P. O. Box 23500 Green Bay, WI 54305-3500 (920) 336-0054 (920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(Amounts in 000’s)

	December 31,	September 30,
	2010	2010
ASSETS

Cash	$7	$8
Accounts Receivable — Net	13,350	14,211
Inventories — Net	17,411	14,330
Other Current Assets	745	538

Total Current Assets	31,513	29,087

Property, Plant and Equipment — Net	18,309	18,640
Goodwill — Net	7,212	7,212
Other Assets	136	136

Total	$57,170	$55,075

LIABILITIES AND STOCKHOLDERS’ EQUITY

Revolving Line of Credit	$6,646	$4,477
Current Portion of Note Payable	248	244
Accounts Payable	10,304	9,975
Accrued Liabilities	542	555
Other Current Liabilities	383	435

Total Current Liabilities	18,123	15,686

Long-Term Debt	964	1,027
Deferred Income Taxes	2,151	2,257

Common Stock and Paid-in Capital	25,551	25,545
Retained Earnings	12,539	12,718
Treasury Stock	(2,158)	(2,158)

Total Stockholders’ Equity	35,932	36,105

Total	$57,170	$55,075

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended
	December 30,
	2010	2009
Net Sales	$24,161	$20,042

Cost of Sales	23,058	18,998

Gross Profit	1,103	1,044

SG&A Expense	1,340	1,277

Operating Loss	(237)	(233)

Interest Expense	64	22
Interest Income and Other Income	(17)	(15)

Loss Before Income Taxes	(284)	(240)

Income Tax Benefit	(106)	(90)

Net Loss	$(178)	$(150)

Net Loss Per Share:
Basic	$(0.04)	$(0.03)
Diluted	$(0.04)	$(0.03)

Weighted Average Common Shares Outstanding:
Basic	4,308,947	4,308,947
Diluted	4,308,947	4,308,947